Exhibit 99.1

GALAXY GAMING ANNOUNCES RESIGNATION OF FOUNDER,

ENGAGEMENT OF STRATEGIC ADVISOR

LAS VEGAS, November 5, 2018 (GLOBE NEWSWIRE) — Galaxy Gaming, Inc. (OTCQB: GLXZ) (the “Company”), a developer, manufacturer and distributor of casino table games and enhanced systems, announced today that its founder and largest shareholder, Robert Saucier, has resigned from the Board of Directors of the Company effective immediately.  Mr. Saucier has also resigned his employment as Executive Vice President of Business Development for the Company, effective as of December 31, 2018.

In addition, the Company announced that it has retained Macquarie Capital (USA) Inc. to assist it in evaluating strategic alternatives, including the potential sale of the shares of the Company’s common stock held by Triangulum Partners LLC, an entity controlled by Mr. Saucier.

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media:                                                         Dana Rantovich (702) 938-1753

Investors:                                          Harry Hagerty (702) 938-1740